CHEMICAL METHODS OF REMEDIATION

A feature of this literature review on the application of chemical methods of
Sediment remediation for eutrophied sediments has been the apparent paucity of a
Coordinated approach to research. Investigations of chemical methods of sediment
Remediation appear to have first began in earnest the early 1970s. The motivation for This research was probably two-fold, the first being that with the recognition that eutrophication of estuaries from around the world was becoming common, potential Solutions to reverse the trend needed to be investigated. The second motivation appears To have been driven by a desire to find meaningful applications (in pteference to conventional landfill disposal)for by-products of large scale industrial processes such as alumina refining (bauxite residue/red mud) and power generation (fly ash). Continuing research into chemical methods of sediment remediation for eutrophied sediments appears, however, to have reached somewhat of a nadir in the late 1980s until present , with many of the more obvious chemical (and in many cases physical)
remediation techniques having been evaluated and found to be inapplicable in many aquatic systems.

APPLICATION OF ALUM

The use of alum [A12(SO4)3.14H20] to reduce concentrations of soluble phosphorus in aquatic systems appears to have been first suggested by Lund (1955), with the first documented application occurring in a Swedish lake (Jernelov,1971). Since that time alum or similar aluminium based amendments (e.g.aluminium hydroxide,
Browman etal., 1977) have been applied to a number of aquatic systems, in particular lakes, and has become an increasingly popular management tool, with the most widespread use in North America (e.g. Kennedy and Cooke, 1982, Connor
and Smith, 1986, Welch etal (e.g. Haumann and White, 1978, Wolter, 1944). A proposed trial in Lake Turingen, Sweden will use an alum gel in an attempt to cap mercury comtaminated bottom sediments (Bergman and Pestonk,1977).

A prime concern over the use of aluminium or related compounds to treat sediment to control soluble phosphorus concentrations in aquatic systems is the potential toxicity of AL(M) and related species to both fish and plants (e.g.Baker and
Schofield, 1982, Neville, 1985, Cleveland et al, 1991, De Lonay et al., 1991,
Faust et al, 1995). Particularly in acidic waters. Hence, there has been considerable effort in monitoring Al concentrations in natural and drinking waters (e.g. Van Benschoten and Edward, 1990, Coller and Lin. 1997). It has also been demonstrated that dissolved aluminium concentrations may significantly increase when fluoride concentrations are above 0.8 mg/L ( Zhang et ab, 1994).
This factor may be particularly important when salinities are high in the Swan
River Estuary as average fluoride concentrations in seawater are typically 1.3 mg/L (Zhang et al., 1994). This factor may be particularly important when salinities are high in the Swan River Estuary as average fluoride concentrations in seawater are typically 1.3 mg/L (Stumm and Morgan, 1955). It has also been suggested, however, that in waters of high TOC concentrations or where adequate dissolved silica is available, potential aluminium toxicity may be significantly reduced due to compexation (Driscoll et al., 1980, Birchall et al., 1989).
Alternatively, it has been suggested that the complexation of aluminium by humic substances may enhance the transport of this metal, particularly in acidic environments (Howe et al., 1997). At the pH of most natural waters (ca. 6-8), an insoluble form of polymeric aluminium hydroxide [A1(OH)3] dominates which has the potential to scayenge dissolved phosphorus, while in the pH range 4-6 various soluble species are present , and at pH ‹4 hydrated (soluble) A1(III)
dominates. At a pH above 8, however, the amphoteric nature of aluminium hydroxide results in the formation of the soluble aluminate ion [A1(OH)4] which may potentially lead to phosphorus (re)release (Cooke and Welch,1993).

The formation of polymeric forms of Al in aquatic systems may also have a time flependency. Research has shown that it may take in excess of a year to stabilise polymeric forms of aluminium in natural waters. The consequences of this reaction interms of long term phosphorus release are poorly understood
(Burrows, 1977), however, one study suggests that the effectiveness of phosphorus retention by polymeric aluminium flocs may decrease over time
(Kennedy,1978). In addition, it has been also suggested that the overall effectiveness of alum may be reduced over time due to the dispersal of the aluminium floc layer in deep sediment and coverage by new phosphorus-enriched sediment (Welch es al, 1986). Limited studies also have demonstrated that the removal efficiency of phosphorus from waste water is enhanced when alum is used in combination with other materials such as clay (bentonite) and polyelectolyte flocculants (Jorgensen et al., 1973). Studies of the fate of anthropogenic aluminium in natural waters suggest that although there may not be significant differences in water column concentrations (due to complexation and removal of aluminium by dissolved ions), there may be substantial accumulation of aluminium in bottom sediments (e.g. Abdullah, et al,1995).

Application of alum is generally undertaken (in lacustrine systems)using a submerged manifold through which the alum (sourced from a barge mounted of lakeside tank) is pumped (e.g. Kennedy and Cooke, 1982), however, modified aquatic weed harvesters have also been used (Connor and Smith, 1986).
Application at the surface is generally avoided as this may potentially expose surface biota to soluble aluminium salts and possibly low pH. In addition, submerged (bottom water) application of alum delivers the treatment closest to the problem area (Cooke and Welch, 1993). The development of ferric alum blocks which dissolve and are periolically replaced has also been tested of (May,1974).
There are, however, no known documented applications of alum or related sediment amendments in either riverine or esmarine systems.

Dosage rates of alum are in general estimated based on the physico-chemical characteristics of the water body, with alkalinity being the most important parameter ( Kennedy and Cooke, 1982). The optimum dose rate is usually determined by diration of a standard alum stock solution with a water sample with a stable endpoint of pH 6 (Cooke and Welch, 1993). As discussed above, below this pH there is a possibility of the formation of potentially toxic dissolved aluminium species. This problem may, however, be minimesed by the use of sodium aluminate in combination with alum to provide a buffer in waters of low alkalinity/acid buffering capacity (Connor and Smith, 1986).

POTENTIAL OF ALUM FOR SEDIMENT REMEDIATION IN THE SWAN RIVER ESTUARY

The application of alum or related sediment amendments to a number of lake systems in both Europe and North America has frequently been demonstrated to be highly effective in reducing water column levels of phosphorus and as a consequence phytoplankton biomass. There are potentially two major advantages in the use of alum in the Swan River Esmary.

                A major advantage of using alum or related sediment amendments in the Swan River Estuary is that is both relatively cheap and easy to apply.

                 There is an extensive literature database on the use of alum and case histories documenting its apparent effectiveness in lacustrine systems.

There are a number of aspects , however, that may potentially preclude the use of alum or related materials as a amendment for sediments in the Swan Estuary.

                  As outlined above there is considerable concern in relation to the toxicity of aluminium compounds to aquatic biota, and as such it has been recommended that alum only be used in systems where pH is maintained between
6-8. Furthermore, it is likely that there would be a negative public perception if alum or related sediment amendments were used in the Swan River Estuary as there is considerable scientific evidence suggesting that long term (>15 years)
ingestion of aluminium may be a cause of Alzheimers disease (Walton and
Bryson-Taylor, 1995) and or renal failure (Broe and Caburn, 1990). These two factors alone make the use of alum of similar aluminium-based amendments controversial, not only in terms of scientific constrains, but also because of a perceived public concern.

                    Limited evidence suggests that flocs formed from the
coagulation of alum would not be hydrodynamically stable and thus it is likely that they would be significantly redistributed/disaggregated during moderate to high flow (flood) events.

                      It has been demonstrated that there is a strong dependency of water column pH for the effectiveness of alum treatments and that at low of high pH release of not only soluble phosphorus but also of potentially toxic aluminium species may occur.

APPLICATION OF LIMESTONE/DALAMITE/LIME/MAGNESITE

The coprecipitation of phosphorus with calcite (limestone [CaCO3] or other mixed
/impure carbonites) in aquatic systems is a well known phenomena (e.g. Effler and Driscoll, 1985). Indeed , there is evidence that algal biomass is often regulated in hardwater lakes due to absorption of P during carbonate precipitation (Otsuki and Wetzel, 1972). Hence , it has been postulated that with this mechanism it may be possible to manage aquatic systems by significantly reducing phytoplankton biomass via phosphorus removal. As a consequence, the use of limestone (CaCO3) or lime (CaO) has been extensively tested for use in the removal of soluble phosphorus both natural (e.g. Harvey
River, Weston Australia, Jack and Platell, 1983, Rara River, Futaedani et al,
1992, Dagowsee Lake, Dittrich et al, 1997) and waste waters (e.g. piggery effluent, Weaver and Ritchie, 1987) soils (Anderson et al 1995), in laboratory trials (e. g. Ho and Monk, 1988) and even retention of phosphate within nutrient rich soils (Anderson et al, 1995), Indeed, recent research in Canadian lakes
(Prepas et al, 1990) and prairie water dugouts (Murphy et al, 1990) has demonstrated that with the addition of limestone and or lime, it was possible to significantly decrease solution phosphorus concentrations (ca.30%), chlorophyll a concentrations (ea 12%)